14040 Park Center Road, Suite 210, Herndon, VA  20171; 703-674-5500;
Fax 703-674-5506
E-mail: info@steelcloud.com

FOR INVESTOR OR MARKETING INFORMATION CONTACT: WILLIAM D. HUGHES AT 703-674-5560, whughes@steelcloud.com
FOR FINANCIAL INFORMATION PLEASE ACCESS OUR WEB SITE AT www.steelcloud.com

PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION


                    /C O R R E C T I O N -- STEELCLOUD, INC./

In the news release, SteelCloud (Nasdaq: SCLD - NEWS) Announces Fiscal Second Quarter Results, issued yesterday, June 8, by SteelCloud, Inc., we are advised by the company that the first paragraph, second sentence, should read "compared to $5,791,764 in fiscal second quarter of 2004" rather than "compared to $4,636,361 in fiscal second quarter of 2004" as originally issued inadvertently. Complete corrected release follows:

               STEELCLOUD ANNOUNCES FISCAL SECOND QUARTER RESULTS
                      REVENUES INCREASE BY 67%, EPS OF $.03

Herndon, VA--June 8, 2005--SteelCloud, Inc. (Nasdaq: SCLD), a leading supplier of ready-to-deploy server appliances, security solutions and professional IT services, today announced financial results for its 2005 fiscal second quarter, which ended April 30, 2005. Revenues for the quarter were $9,684,038, a 67% increase compared to $5,791,764 in fiscal second quarter of 2004. The fiscal 2005 second quarter net income was $367,809 compared to a net loss of $315,929 in the second quarter of 2004. Net income per share was $.03 compared to a loss of $.02 per share in 2004.

Six-month, year-to-date revenues totaled $18,747,631, an increase of 88% over the first six months of 2004. Net income for the six-month period totaled $782,602 compared to a loss of $1,922,028 for the corresponding period in 2004. Year-to-date gross margins (as a percentage of revenue) was approximately 27%, an increase from 25% in the same period in 2004

The increase in revenues from fiscal 2004 second quarter is directly attributable to a significant increase in server product sales. Profits increased because operating costs were managed relative to those revenues and gross margins remained healthy.

"We continue to execute according to plan for FY 2005," said Thomas P. Dunne, SteelCloud Chairman and CEO. "Over the past six months, our server integration business has been particularly strong as we experienced an 82% increase in server deliveries during the first half of this year compared to the same period in 2004. Our professional services group did important security work for major organizations in North America, the Caribbean and East Africa. We continue to invest in our SteelCloud-brand proprietary products, namely our SteelCloud Audit Compliance System, which is now slated for general availability early in our fiscal fourth quarter."

FISCAL 2005 SECOND QUARTER HIGHLIGHTS:

|X| Cash balance increased approximately 11%. For the six month period, approximately $2.8 million in cash flow generated

|X|       Product revenues grew approximately 67% compared to the second quarter
          2004

|X| Second quarter net income increased approximately 216% compared to the second quarter of 2004. For the six month period, net income grew approximately 141% compared to the same period in 2004.

|X| The Company continued its investments in new products as its research and development costs increased approximately 42% from prior year second quarter

|X| Signed strategic partnership agreements with both Computer Associates and Network General. These agreements enable each party to sell the other's products and utilize the other's distribution channels

|X| Continued to work with Microsoft and Intel to optimize custom configurations for major new programs

As previously announced, the Company will hold a telephone conference call at 10:00 a.m. EDT on Thursday, June 9, 2005 to discuss the release. Thomas P. Dunne, SteelCloud Chairman and Chief Executive Officer, will host the call. For investors interested in joining the telephone conference call, please dial 1-800-324-5531; for international calls dial 1-312-461-0745 and reference SteelCloud. A recording of the earnings will be available until 11:59 p.m., June 19, 2005 and will be accessible by dialing 1-800-839-6713 (USA) or 1-402-220-2306 (International) and keying in 7175328.

ABOUT STEELCLOUD
SteelCloud is a leading provider of ready-to-deploy server appliances, security solutions and professional IT services. The Company's ISO 9001:2000 certified Appliance Server Group designs and manufactures specialized servers and network appliances for volume users, large integrators and OEM customers. SteelCloud's Security Solutions Group delivers network security solutions in the form of security software, appliances, and professional services. In addition, the Company's Advanced Technology Group designs and develops proprietary SteelCloud software products. Over its 17-year history, SteelCloud has won numerous awards for technical excellence and outstanding customer service. SteelCloud can be reached at 703-674-5500. Additional information is available at www.steelcloud.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: EXCEPT FOR HISTORICAL INFORMATION, ALL OF THE STATEMENTS, EXPECTATIONS AND ASSUMPTIONS CONTAINED IN THE FOREGOING ARE FORWARD LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. IT IS POSSIBLE THAT THE ASSUMPTIONS MADE BY MANAGEMENT ARE NOT NECESSARILY THE MOST LIKELY AND MAY NOT MATERIALIZE. IN ADDITION, OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE THE FOLLOWING: BUSINESS CONDITIONS AND THE AMOUNT OF GROWTH IN THE COMPUTER INDUSTRY AND GENERAL ECONOMY; COMPETITIVE FACTORS; ABILITY TO ATTRACT AND RETAIN PERSONNEL, INCLUDING KEY SALES AND MANAGEMENT PERSONNEL; THE PRICE OF THE COMPANY'S STOCK; AND THE RISK FACTORS SET FORTH FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS, INCLUDING BUT NOT LIMITED TO ITS ANNUAL REPORT ON FORM 10-K AND ITS QUARTERLY REPORTS ON FORMS 10-Q; AND ANY REPORTS ON FORM 8K. STEELCLOUD TAKES NO OBLIGATION TO UPDATE OR CORRECT FORWARD-LOOKING STATEMENTS.


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